Information Architects Acquires Anywhere Internet

Monday May 8, 9:00 am ET

FT. LAUDERDALE, FL--(MARKET WIRE)--May 8, 2006 -- Information Architects (IA) (OTC BB: IACH), a leader in online information solutions, announced today that it has successfully completed the acquisition of Anywhere Internet, Inc.

Anywhere Internet is a highly successful company that delivers carrier class, high-speed Internet service and VOIP solutions to businesses, hotels, marinas, cities, government and communities using a secure wireless connection. Anywhere Internet provides needs assessment, site survey, integration, service and support for every type of environment, without the normal wait for traditional Internet service installation. Visit www.anywhereinternet.com for more information.

Originally founded in 1993 as Integration & Support Services in Alexandria, Virginia, by Mr. Bryan Kidd, the company provided computer integration support and service to U.S.-based clients at both their stateside and overseas locations. Anywhere Internet's client base includes the United States Marine Corps (stateside and worldwide), the U.S. Food and Drug Administration (Rockville, MD), the U.S. Department of the Treasury (Washington, DC); the U.S. Department of State (Washington, DC); Washington Square Securities (Richmond, VA), the world's largest construction company Turner Construction Company (Dallas - New York) and its parent company, HOCHTIEF (Essen, Germany).

"I am very excited about the union of Information Architects with Anywhere Internet. By combining the creativity and technology of these two leading-edge companies, we will continue to provide solutions that will help people and organizations everywhere communicate better," said Bryan Kidd, Founder and President of Anywhere Internet. Bryan is a talented professional in the technology industry with a host of accomplishments. He brings to the table experiences that range from providing solutions at the Pentagon to design and deployment of high-speed broadband wireless networks throughout the Southeastern United States.

"We are pleased to have Mr. Kidd on board, his experience and knowledge will be a great asset to our operations and delivery. Combining IA and Anywhere Internet will enable us to provide our customers with a more complete suite of solutions," stated Jon Grinter, president of IA.

The acquisition comes on the heels of reorganization at IA and the release of a series of newly developed business plans. Details of the agreement between IA and Anywhere Internet, Inc. have not been released.

About Information Architects

IA (www.ia.com) and its affiliates have been developing and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would normally not have access to these services. Among these tools is the original Film and Broadcast Productions solution.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architect's management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management